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                                                                     Exhibit 8.2

                                     DRAFT


                               January __, 1999

The Kroger Co.
1014 Vine Street
Cincinnati, Ohio 45202


Ladies and Gentlemen:

     We are acting as your counsel in connection with the proposed acquisition by The Kroger Co. ("Kroger") of Fred Meyer, Inc. ("Fred Meyer") pursuant to the proposed merger (the "Merger") of Jobsite Holdings, Inc., a wholly-owned subsidiary of Kroger ("Merger Sub"), into Fred Meyer, with Fred Meyer surviving the Merger. The Merger will be consummated pursuant to the Agreement and Plan of Merger dated as of October 18, 1998 by and among Kroger, Merger Sub and Fred Meyer (the "Merger Agreement").

     Kroger has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), a registration statement on Form S-4 (the "Registration Statement"), with respect to the common shares of Kroger to be issued to holders of shares of common stock of Fred Meyer in connection with the Merger. In addition, Kroger has prepared, and we have reviewed, a Joint Proxy Statement/Prospectus which is contained in and made a part of the Registration Statement (the "Joint Proxy Statement"), and the Appendices thereto, including the Merger Agreement. In rendering the opinion set forth below, we have relied upon the facts stated in the Joint Proxy Statement and upon such other documents as we have deemed appropriate, including the representations of Kroger and Fred Meyer referred to in the Joint Proxy Statement and set forth in certain officer's certificates from Kroger and Fred Meyer.

     We have assumed that all parties to the Merger Agreement have acted, and will act, in accordance with the terms of such Merger Agreement and that the Merger Agreement will be consummated at the effective time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions.
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     Based upon and subject to the foregoing, and to the qualifications, limitations, representations and assumptions contained in the portion of the Joint Proxy Statement captioned "U.S. Federal Income Tax Consequences," and in certain officer's certificates from Kroger and Fred Meyer, the portion of the Joint Proxy Statement captioned "U.S. Federal Income Tax Consequences" represents our opinion as to the material U.S. federal income tax consequences of the Merger under applicable law. No opinion is expressed on any matters other than those specifically referred to herein.

     This opinion is furnished to you for use in connection with the Registration Statement and may not be used for any other purpose without our prior express written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in that portion of the Joint Proxy Statement captioned "U.S. Federal Income Tax Consequences." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

                                Very truly yours,

                                FRIED, FRANK, HARRIS,
                                 SHRIVER & JACOBSON
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                                   DRAFT


                               THE KROGER CO.
                                    AND
                           JOBSITE HOLDINGS INC.
                           OFFICER'S CERTIFICATE
                           ---------------------

     The undersigned officer of The Kroger Co., in connection with the opinions to be delivered by Cleary, Gottlieb, Steen & Hamilton and Fried, Frank, Harris, Shriver & Jacobson (i) pursuant to Sections 7.2(e) and 7.3(e) of the Agreement and Plan of Merger dated as of October 18, 1998 by and among The Kroger Co. ("Kroger"), Jobsite Holdings, Inc. ("Merger Sub") and Fred Meyer, Inc. ("Fred Meyer") (the "Agreement") and (ii) concerning the Joint Proxy Statement/Prospectus contained in the Form S-4 being filed with the SEC with respect to the Kroger Common Stock to be issued to Fred Meyer stockholders in the Merger, and recognizing (1) that said law firms will rely on this Certificate in delivering such opinions, (2) that it will be necessary to provide a written confirmation of each of the following representations at the Effective Time or an explanation prior to such time as to why confirmation is not possible and (3) that the tax opinions may not accurately describe the consequences of the Merger if any of the
following   representations  are  not  accurate  in  all  respects,  hereby certifies that to the extent the following facts and representations relate to Kroger or Merger Sub, such representations are true, complete and correct in all respects and, to the extent the following representations relate to Fred Meyer, the undersigned has no reason to believe such representations are not true, and further certifies that (unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Agreement):

     1. The fair market value of the Kroger Common Stock received by each Fred Meyer stockholder will be approximately equal to the fair market value of the Fred Meyer Common Stock surrendered in the Merger.

     2. Following the Merger, Fred Meyer will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Merger Sub's net assets and at least 70 percent of the fair market value of Merger Sub's gross assets held immediately prior to the Merger. For purposes of this representation, amounts used by Fred Meyer or Merger Sub to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Fred Meyer or Merger Sub will be included as assets of Fred Meyer or Merger Sub, respectively, immediately prior to the Merger.

     3. Prior to the Merger, Kroger will be in control of Merger Sub within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").



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     4.  Kroger  has no plan or  intention  to  cause  Fred  Meyer to issue additional shares of its stock that would result in Kroger losing control of Fred Meyer within the meaning of Section 368(c) of the Code.

     5. Neither Kroger nor any person related to Kroger (within the meaning of Treasury Regulations Section 1.368-1(e)(3)) will acquire Fred Meyer Stock in connection with the Merger for any consideration other than Kroger Common Stock. Kroger will not assume any liabilities of Fred Meyer shareholders in connection with the Merger. Kroger will not, in connection with the Merger, repurchase, redeem or otherwise reacquire Kroger Common Stock issued to stockholders of Fred Meyer pursuant to the Merger, either directly or through a related person (within the meaning of Treasury Regulations Section 1.368-1(e)). Kroger will not cause an extraordinary distribution with respect to Fred Meyer Common Stock to occur and is not aware of any extraordinary distribution with respect to Fred Meyer Common Stock that has occurred or is intended, in each case in connection with the Merger. Kroger also has not participated, and in connection with the Merger, will not participate, in a redemption or acquisition of Fred Meyer Common Stock made by Fred Meyer or a person related to Fred Meyer. Kroger is not aware of any plan of Fred Meyer (or a person related to Fred Meyer) to affect a redemption or acquisition of Fred Meyer Common Stock.

     6. Kroger has no plan or intention to liquidate Fred Meyer, to merge Fred Meyer with and into another corporation, to sell or otherwise dispose of the stock of Fred Meyer, or to cause Fred Meyer to sell or otherwise dispose of any of its assets or any of the assets acquired from Merger Sub, except, in each case, for dispositions made in the ordinary course of business or transfers of assets or stock described in Treasury Regulations
Section 1.368-2(k)(2).

     7. Merger Sub will have no liabilities assumed by Fred Meyer, and will not transfer to Fred Meyer any assets subject to liabilities, in the Merger.

     8. Following the Merger, Kroger will cause Fred Meyer and/or members of Kroger's "qualified group" (within the meaning of Treasury Regulations
Section 1.368-1(d)(4)(ii)) to continue Fred Meyer's historic business or use a significant portion of Fred Meyer's historic business assets in a business (within the meaning of Treasury Regulation Section 1.368-1(d)).

     9. Kroger and Merger Sub will pay their respective expenses, if any, incurred in connection with the Merger; provided, however, that (i) the filing fees in connection with the filing of the Form S-4 and the Joint Proxy Statement/Prospectus with the SEC, (ii) all filing fees in connection with any filings, permits or approvals required under applicable state securities or "blue sky" laws in connection with the Merger, (iii) the


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expenses  incurred in connection  with printing and mailing of the Form S-4 and the Joint Proxy Statement/Prospectus, and (iv) any commitment fee payable in connection with any planned refinancing or replacement by Kroger of, or any commitment to obtain the consent of the requisite lenders to consummate the Merger under, the financing facilities listed as items 1 and 2 on Schedule 3.5(a)(iii) of the Fred Meyer Disclosure Letter and the financing facilities listed on Schedule 4.5(a) of the Kroger Disclosure Letter shall be shared equally by Kroger and Fred Meyer.

     10. There is no intercorporate indebtedness existing between Kroger and Fred Meyer or between Merger Sub and Fred Meyer that was issued, acquired, or will be settled at a discount.

     11. In the Merger, shares of Fred Meyer stock representing control of Fred Meyer, as defined in Section 368(c) of the Code, will be exchanged solely for voting stock of Kroger. For purposes of the representation, shares of Fred Meyer stock that are exchanged for cash or other property originating with Kroger or any person related to Kroger (within the meaning of Treasury Regulations Section 1.368-1(e)(3)) will be treated as outstanding Fred Meyer stock on the date of the Merger.

     12. Neither Kroger nor any person related to Kroger (within the meaning of Treasury Regulations Section 1.368-1(e)(3)) beneficially owns, directly or indirectly, nor has beneficially owned during the past five years, directly or indirectly, any stock of Fred Meyer.

     13. Neither Kroger nor Merger Sub is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     14. On the date of the Merger, the fair market value of the assets of Fred Meyer will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

     15. None of the compensation received by any stockholder-employee of Fred Meyer will be separate consideration for, or allocable to, any of such stockholder-employee's shares of Fred Meyer stock; none of the shares of Kroger stock received by any stockholder-employee of Fred Meyer pursuant to the Merger will be separate consideration for, or allocable to, any employment agreement except for Kroger stock issued in satisfaction of Fred Meyer Options; and the compensation paid to any stockholder-employee of Fred Meyer will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.


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     16. Merger Sub was formed solely to facilitate  the Merger and has not conducted and will not conduct any business or activity other than in connection with the Merger.

     17. The Merger will be consummated in compliance with the terms of the Agreement.

     18. Each of the representations made by Kroger and Merger Sub and facts concerning Kroger set forth in the Agreement, the Form S-4 and the Joint Proxy Statement/Prospectus are true, accurate, and complete in all material respects as of the date of this letter.

     19. Kroger corporate business reasons for consummating the Merger are as set forth on pages ____ of the Joint Proxy/Statement Prospectus.

     20. Kroger has not distributed the stock of a "controlled corporation" (as defined in Section 355(a) of the Code) in a transaction subject to
Section 355 of the Code within the past two years.

     21. The Fred Meyer shareholders receiving Kroger shares in the Merger will not receive any rights in connection with the Kroger shares other than the Kroger Rights, which are not separately tradeable and will not be separately tradeable or exercisible until there is a tender offer for, or actual purchase of, [ ]% of Kroger stock. The Kroger rights were adopted in a plan the principal purpose of which was to establish a mechanism by which Kroger could, in the future, provide its shareholders with rights to purchase stock at substantially less than fair market value as a means of responding to unsolicited offers to acquire Kroger.


                                          THE KROGER CO.

Dated:                                    By:
      ------------                           --------------------------
                                                [NAME]
                                                [Title]




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